EXHIBIT 12.2




             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)



                                                                                                Six Months
                                                                                                   Ended
                                                                                                July 4,1998
Fixed charges:
  Interest expense                                                                              $ 380
  Distributions on preferred securities of subsidiary trust, net of income taxes                   13
  Estimated interest portion of rents                                                              20

    Total fixed charges                                                                         $ 413



Income:
  Income before income taxes and distributions on preferred
    securities of subsidiary trust                                                              $ 525
  Fixed charges *                                                                                 400

    Adjusted income                                                                             $ 925



Ratio of income to fixed charges                                                                 2.24



* Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes

